Post-Effective Amendment No. 8 to
                                                         SEC File No. 70-8593

                           SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.  20549
                                        FORM U-1
                                   APPLICATION UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                      GENERAL PUBLIC UTILITIES CORPORATION ("GPU")
                                 100 Interpace Parkway
                              Parsippany, New Jersey 07054

                            ENERGY INITIATIVES, INC. ("EI")
                           EI SERVICES, INC. ("EI Services")
                   One Upper Pond Road, Parsippany, New Jersey 07054

                    JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L") 300 Madison Avenue, Morristown, New Jersey 07960

                         METROPOLITAN EDISON COMPANY ("Met-Ed")
                      P.O. Box 16001, Reading, Pennsylvania 19640

                       PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                    1001 Broad Street, Johnstown, Pennsylvania 15907

                           GPU SERVICE CORPORATION ("GPUSC")
                  100 Interpace Parkway, Parsippany, New Jersey 07054
                       (Names of companies filing this statement
                          and addresses of principal offices)

                         GENERAL PUBLIC UTILITIES CORPORATION
           (Name of top registered holding company parent of the applicants)

          T. G. Howson, Vice President       Michael J. Connolly, Esq.
           and Treasurer                     Assistant General Counsel
          M.A. Nalewako, Secretary           GPU Service Corporation
          GPU Service Corporation            100 Interpace Parkway
          100 Interpace Parkway              Parsippany, New Jersey 07054
          Parsippany, New Jersey  07054

          R. S. Cohen, Secretary             W. A. Boquist, II, Vice
          Jersey Central Power &              President - Legal Services
           Light Company                     Metropolitan Edison Company
          300 Madison Avenue                 Pennsylvania Electric Company
          Morristown, New Jersey  07960      P.O. Box 16001
                                             Reading, Pennsylvania  19640

          B. L. Levy, President              Douglas E. Davidson, Esq.
          K. A. Tomblin, Secretary           Berlack, Israels & Liberman LLP
          Energy Initiatives, Inc.           120 West 45th Street
          EI Services, Inc.                  New York, New York  10036
          One Upper Pond Road
          Parsippany, New Jersey  07054

           _________________________________________________________________
                      (Names and addresses of agents for service)





               GPU, EI, EI Services, JCP&L, Met-Ed, Penelec and GPUSC  hereby post-effectively amend the Application on Form U-1, docketed in SEC

          File No. 70-8593, as heretofore amended, as follows:

                    1.   By  amending  paragraph I  thereof  to  read in  its

          entirety as follows:



                    I. To provide operational flexibility, it is also proposed that the Subsidiary Companies provide other Subsidiary Companies and Exempt Entities with all services necessary or desirable for their operations, including, without limitation, management, operations, administrative, employment, tax, accounting, engineering, consulting, utility performance, and electronic data processing services, and software development and support services in connection therewith. The Subsidiary Companies propose to provide such services and to sell goods to other associated Subsidiary Companies and associated Exempt Entities at market prices, and request an exemption pursuant to Section 13(b) from the require-ments of Rules 90 and 91 applicable to such transactions in any case in which one or more of the following circumstances are present:

                         1.   Such associate  is a FUCO  or an  EWG
                    which derives no part of its income, directly or indirectly, from the generation, transmis-sion, or distribution of electric energy for sale within the United States; or

                         2.   Such associate is an EWG  which sells
                    electricity at market-based rates which have been approved by the FERC or the appropriate state public utility commission, provided the purchaser of such electricity is not an associate of GPU within the GPU System; or

                         3.   Such associate is  an EWG that  sells
                    electricity at rates based upon its cost of service, as approved by the FERC or any state public utility commission, provided that the purchaser of such electricity is not an associate of GPU within the GPU System; or

                         4.   Such   associate   is  a   Subsidiary
                    Company, the sole business of which is devel-oping, owning and/or operating FUCOs or EWGs described in clauses 1, 2 or 3 above.








                    The  Commission has heretofore authorized EI, either
               directly or through it subsidiary EI Services, (collec-tively, "Initiatives"), to provide services and sell goods to associate EWGs and FUCOs which satisfy one of the requirements in clauses 1, 2 or 3 above under an exemption from the cost standard. Accordingly, it is also proposed that Initiatives be exempt under Sec-tion 13(b) from the requirements of Rules 90 and 91 with respect to the rendering of services or sale of goods to Subsidiary Companies that satisfy the requirements of clause 4 above.

                    The  Subsidiary  Companies   and  Initiatives   will
               provide services and goods to associates that do not satisfy any of the above circumstances at cost in accordance with Section 13(b) of the Act and Rules 90 and 91.

                    GPU acknowledges that the Commission's authorization
               for Subsidiary Companies and Initiatives to provide services or sell goods to any Exempt Entity or related Subsidiary Company shall not be binding upon the FERC or any state public utility commission having jurisdiction over the rates changed by such Exempt Entities, and
               agrees   that  neither   the  Subsidiary   Companies  nor
               Initiatives will assert or take any position to the contrary in any administrative or judicial proceeding involving the determination of rates that may be charged by any such associate. GPU also states that neither the Subsidiary Companies nor Initiatives will provide services or sell goods to any associate which, in turn, provides such services or sells such goods, directly or indirectly, to any other associate which does not fall within any of the preceding enumerated categories.

                    It is also contemplated that GPU Service Corporation
               ("GPUSC"), a subsidiary service company, would provide certain services to Subsidiary Companies or Exempt Entities in which GPU owns an interest. For example, there are certain activities such as financial reporting, tax services, pension and benefit administration, risk management, treasury, corporate, financial and legal which may be most cost effectively performed by GPUSC to meet the mutual needs of GPU and all of its associates. All such services provided by GPUSC will performed at cost in accordance with Rules 90 and 91.

                    There may  also be  instances where it  is desirable
               for employees of Jersey Central Power & Light Company, Metropolitan Edison Company and Pennsylvania Electric Company (collectively, the "Operating Companies") to perform services for Subsidiary Companies and Exempt Entities in which GPU directly or indirectly owns an interest. For example, employees of the Operating Companies may have expertise regarding the operation and






               maintenance of electric generation, transmission or distribution facilities owned or operated by a Subsidiary Company or Exempt Entity, and it may be more efficient and/or economic to utilize existing system personnel rather than hiring new employees for this purpose. In addition, it may be desirable to utilize certain Operating Company personnel to assist in due diligence evaluations, audits, assessments and the like of potential Exempt Entity acquisitions. Accordingly, authorization is requested for the Operating Companies to provide such services to Subsidiary Companies and Exempt Entities in which GPU directly or indirectly owns an interest. Pursuant to Rule 53(a)(3), no more than 2% of the employees of the Operating Companies will render services, at any one time, directly or indirectly, to Subsidiary Companies or Exempt Entities in which GPU directly or indirectly holds an interest. All such services will be provided at cost in accordance with Rules 90 and 91, provided that an Operating Company may charge such additional consideration, if any, as the state public utility commission having jurisdiction over the rates charged by such Operating Company may autho-rize.

                    There will  be no diversion of  GPU System personnel
               or resources (either by the Operating Companies or GPUSC) that will adversely affect any Operating Subsidiary's domestic customers or GPU's shareholders. Moreover, in no case will GPUSC or the Operating Company be obligated to render services, if in the sole judgment of the entity performing the services, the personnel and resources needed to fill the request are not available. The provision of such services will enable the Subsidiary Companies, and Exempt Entities in which GPU directly or indirectly holds an interest, to employ economies of scale while not adversely affecting the GPU system. In addition, the applicable service agreement will provide that neither GPUSC nor the Operating Companies (as the case may be) shall have any liability or make any warranty with respect to the performance of the services requested, other than the obligation to re-perform the requested work at cost in accordance with the work order. Furthermore, the applicable service agreement will provide that GPUSC and the Operating Companies (as the case may be) will be fully indemnified by the recipient (or, if applicable, Initiatives or the Subsidiary Company on whose behalf the work is performed) against liabili-ties to or claims of third parties arising out of the performance of services.

                    2.   GPU  agrees  that  it  will  include  the  following

          additional  information in  each  Certificate Pursuant  to Rule  24








          filed on a quarterly basis pursuant to the Order dated July 6, 1995 in this docket (HCAR No. 35-26326):

                         (i)  a  copy of  each  Subsidiary Company's  balance

          sheet, income statement and any related notes.

                         (ii) a brief  narrative  description of  the  Exempt

          Entities in which there are funds invested (including in particular the project size, location and scope of operation).

                    2.   GPU will  file the Certificates Pursuant  to Rule 24

          required to be filed by it in this docket and in docket no. 70-7727 within 60 days of the end of each fiscal quarter, provided that GPU may file the certificate relating to the last fiscal quarter within

          90 days of the end of the fiscal year.

                    3.   Applicants  request  that  the   Commission  reserve

          jurisdiction pending  completion of the record  over the authoriza-

          tion  requested in paragraph I  hereto with respect  to the perfor-

          mance of services  by Met-Ed  and Penelec for  Exempt Entities  and

          Subsidiary Companies.




























                                       SIGNATURE

                    PURSUANT  TO  THE  REQUIREMENTS  OF  THE  PUBLIC  UTILITY

          HOLDING COMPANY  ACT OF 1935,  THE UNDERSIGNED COMPANIES  HAVE DULY

          CAUSED  THIS STATEMENT TO BE  SIGNED ON THEIR  BEHALF BY THE UNDER-

          SIGNED THEREUNTO DULY AUTHORIZED.



                                        GENERAL PUBLIC UTILITIES CORPORATION
                                        JERSEY CENTRAL POWER & LIGHT COMPANY
                                        METROPOLITAN EDISON COMPANY
                                        PENNSYLVANIA ELECTRIC COMPANY
                                        GPU SERVICE CORPORATION



                                        By: ________________________________
                                            T.G. Howson
                                            Vice President and Treasurer


                                        ENERGY INITIATIVES, INC.
                                        EI SERVICES, INC.


                                        By: ________________________________
                                            B.L. Levy
                                            President



          Date:  February 26, 1996